Exhibit 99.1

Andrew Seeks New Buyer for Orland Park Property

WESTCHESTER, IL, June 6, 2007—Andrew Corporation, a global leader in communications systems and products, is seeking a new residential, commercial or industrial buyer for the remaining portion of its former Orland Park, IL, manufacturing and headquarters location after Kimball-Hill Homes failed to close on the purchase of the 73-acre property.

As previously disclosed, Andrew and Kimball-Hill signed a contract in August 2005 for the purchase of Andrew’s 103-acre Orland Park property in two phases, the first of which involved 30 acres and closed in 2006 for net proceeds of approximately $9 million. The second phase, involving 73 acres that include the former cable manufacturing and corporate headquarters buildings, was contracted to sell for $16.5 million and did not close as required by May 31, 2007. As a result, Kimball-Hill has forfeited to Andrew $2.5 million in earnest money and refunded approximately $1.1 million of unused funds from a $1.7 million escrow account established by Andrew for any required environmental remediation.

“The buyer’s decision to not proceed with closing on the second phase of our agreement delays the process, but doesn’t change our focus on selling our remaining 73 acres of highly desirable property in Orland Park,” said Marty Kittrell, chief financial officer, Andrew Corporation. “We have restarted the sales process with The Staubach Company and are beginning discussions with interested residential, commercial and industrial parties immediately.”

The company previously reported in its May 3, 2007 earnings release that it expected a $0.06 per share gain in the fiscal third quarter from the second phase of the sale of the Orland Park property. As a result of Kimball-Hill’s failure to close, the company now expects to record a gain of $0.02 per share in its fiscal third quarter related to the earnest money, instead of the previously expected $0.06 per share gain. The foregoing change in estimate has no impact on the company’s previous non-GAAP fiscal 2007 earnings guidance. The company intends to update annual guidance when it reports fiscal third quarter results.

The Orland Park property status has no effect on Andrew’s office and manufacturing relocations to Westchester and Joliet. The company’s corporate headquarters relocated to west suburban Westchester in early 2006, while the move to a newly constructed North American cable manufacturing and office facility in Joliet was completed this spring.

About Andrew Corporation

Andrew Corporation (NASDAQ: ANDW) designs, manufactures, and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Westchester, IL, is an S&P MidCap 400 company founded in 1937.

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News Media Contact:

Rick Aspan, Andrew Corporation

+1 (708) 236-6568 or publicrelations@andrew.com

Investor Contact:

Lisa Fortuna, Andrew Corporation

+1 (708) 236-6507

Forward Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “may,” “will,” “should,” “would”, “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook” or “continue,” the negative of these terms or other similar expressions and include, among others, statements regarding the proposed sale of the Orland Park property and the anticipated financial impact of developments with respect to that property. We caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include fluctuations in general economic and real estate market conditions, the terms, timing and consummation of any sale transaction with respect to the company’s Orland Park property, fluctuations in the number of shares outstanding, and other business factors. Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which is incorporated herein by reference, and elsewhere in reports that the company files or furnishes with the SEC.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures, which are financial measures of Andrew’s performance that exclude or include amounts thereby differentiating these measures from the most directly comparable amounts presented in the financial statements that are calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP). Andrew believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency of supplemental information used by management in its financial and operational decision making. Below are reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP measures.

The following table shows the company’s previous reconciliation of GAAP to non-GAAP estimated earnings per share for the fiscal year ending September 30, 2007, as adjusted for the Orland Park property sale issue.

Forward-Looking Fiscal Year Ending September 30, 2007
Estimated GAAP Earnings Per Share	$0.28 to $0.34

Adjustments:
Estimated Intangible Amortization Expense	0.11

Estimated Restructuring Charges (1)	0.07
Litigation Expenses	0.02
First Quarter Provision for Quality Matter	0.01
Orland Park Relocation & Joliet Start-Up Costs	0.10
Anticipated Gain on Sale of Land (2)	(0.02)

Estimated Non-GAAP Earnings Per Share	$0.57 to $0.63

(1)	Primarily related to the restructuring of the filter product supply chain.
(2)	Related to the earnest money received by the company upon the default by the purchaser with respect to the proposed sale of the second of two parcels of land which comprise the Orland Park, IL manufacturing facility.